Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND
FULL-YEAR 2012 RESULTS

•	25% increase in full year adjusted diluted earnings per share to $4.75
•	Full year record operating margin of 15.8%
•	Fourth quarter comparable store sales increase of 4.2%

Springfield, MO, February 6, 2013 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its fourth quarter and full year ended December  31, 2012.  The results represent 20 consecutive years of comparable store sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results

Sales for the fourth quarter ended December  31, 2012, increased $97 million, or 7%, to $1.49 billion from $1.39 billion for the same period one year ago.  Gross profit for the fourth quarter increased to $750 million (or 50.4% of sales) from $695 million (or 49.9% of sales) for the same period one year ago, representing an increase of 8%.  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased to $527 million (or 35.4% of sales) from $491 million (or 35.3% of sales) for the same period one year ago, representing an increase of 8%. Operating income for the fourth quarter increased to $223 million (or 15.0% of sales) from $207 million (or 14.9% of sales) for the same period one year ago, representing an increase of 8%.

Net income for the fourth quarter ended December  31, 2012, increased $10 million, or 8%, to $133 million (or 8.9% of sales) from $123 million (or 8.8% of sales) for the same period one year ago.  Diluted earnings per common share for the fourth quarter ended December 31, 2012, increased 21% to $1.14 on 116 million shares versus $0.94 for the same period one year ago on 130 million shares.

As previously announced, the Company’s results for the fourth quarter ended December 31, 2011, included nonrecurring income related to a settlement between the Securities and Exchange Commission and  a former CSK Auto Corporation (“CSK”) officer that resulted in the reimbursement to CSK of $3 million ($2 million, net of tax) of incentive-based compensation and stock sale profits previously received by the officer.  This “clawback” amount was included in “Operating income” on the Company’s Condensed Consolidated Statements of Income for the fourth quarter ended December 31, 2011.  The results discussed in the paragraph below are adjusted for this nonrecurring item for the fourth quarter ended December 31, 2011, and are reconciled in the table accompanying this release.

Adjusted operating income for the fourth quarter ended December 31, 2012, increased to $223 million (or 15.0% of sales) from $204 million (or 14.7% of sales) for the same period one year ago, representing an increase of 9%.  Adjusted net income for the fourth quarter ended December 31, 2012, increased $12 million, or 10%, to $133 million (or 8.9% of sales) from $121 million (or 8.7% of sales) for the same period one year ago.  Adjusted diluted earnings per common share for the fourth quarter ended December 31, 2012, increased 23% to $1.14 on 116 million shares versus $0.93 for the same period one year ago on 130 million shares.

Commenting on O’Reilly’s quarterly results, Greg Henslee, President and CEO stated, “We are pleased to report a strong fourth quarter, highlighted by a comparable stores sales increase of 4.2%, which exceeded our guidance range of 2% to 4%.  We believe our strong performance is the result of our teams continued efforts to provide the highest levels of service in our industry.  Over time, these outstanding service levels, coupled with the strength of our industry leading supply chain, build strong relationships with our customers and allow us to incrementally gain market share.  Our focus remains on profitable growth, exemplified by our record fourth quarter operating margin of 15.0%, which represents our 14th consecutive quarter of record quarterly operating margin results.  I would like to take this opportunity to congratulate Team O’Reilly on a strong fourth quarter and to thank each of you for your hard work and continued commitment to providing industry leading customer service.”

Full-Year Financial Results

Sales for the year ended December 31, 2012, increased $393 million, or 7%, to $6.18 billion from $5.79 billion for the same period one year ago.  Gross profit for the year ended December 31, 2012, increased to $3.10 billion (or 50.1% of sales) from $2.84 billion (or 49.0% of sales) for the same period one year ago, representing an increase of 9%.  SG&A for the year ended December 31, 2012, increased to $2.12 billion (or 34.3% of sales) from $1.97 billion (or 34.1% of sales) for the same period one year ago, representing an increase of 7%.  Operating income for the year ended December 31, 2012, increased to $977 million (or 15.8% of sales) from $867 million (or 15.0% of sales) for the same period one year ago, representing an increase of 13%.

Net income for the year ended December 31, 2012, increased $78 million, or 15%, to $586 million (or 9.5% of sales) from $508 million (or 8.8% of sales) for the same period one year ago.  Diluted earnings per common share for the year ended December 31, 2012, increased 28% to $4.75 on 123 million shares versus $3.71 for the same period one year ago on 137 million shares.

As previously announced, the Company’s results for the year ended December 31, 2011, included one-time charges associated with the financing transactions the Company completed in January of 2011, as well as nonrecurring income from the former CSK officer clawback discussed above.  The one-time charges associated with the financing transactions included a non-cash charge to write off the balance of debt issuance costs related to the Company’s previous credit facility in the amount of $22 million ($13 million, net of tax) and a charge related to the termination of the Company’s interest rate swap agreements in the amount of $4 million ($3 million, net of tax).  The charges related to the Company’s financing transactions were included in “Other income (expense)” on the Company’s Condensed Consolidated Statements of Income for the year ended December  31, 2011.  The nonrecurring income from the former CSK officer clawback, discussed above, was included in “Operating income” on the Company’s Condensed Consolidated Statements of Income for the year ended December 31, 2011.  The results discussed in the paragraph below are adjusted for these nonrecurring items for the year ended December 31,  2011, and are reconciled in the table accompanying this release.

Adjusted operating income for the year ended December 31, 2012, increased to $977 million (or 15.8% of sales) from $864 million (or 14.9% of sales) for the same period one year ago, representing an increase of 13%.  Adjusted net income for the year ended December 31, 2012, increased  $64 million, or 12%, to $586 million (or 9.5% of sales) from $522 million (or 9.0% of sales) for the same period one year ago.  Adjusted diluted earnings per common share for the year ended December 31, 2012, increased 25% to $4.75 on 123 million shares versus  $3.81 for the same period one year ago on 137 million shares.

Mr. Henslee commented on O’Reilly’s 2012 full year results by stating, “2012 was another very successful and profitable year for O’Reilly.  Our continued focus on managing our working capital, coupled with our focus on profitable growth, resulted in $951 million of free cash flow for the year, representing a 20% increase, on top of very strong 2011 free cash flow of $791 million.  For the year, our dedication to excellent customer service and relentless expense control generated a record operating margin of 15.8%, surpassing the goal we established in 2008 of 15% operating margin one full year earlier than we had originally anticipated.  As a result of our strong free cash flow and prudent leverage growth, we were able to return $1.4 billion to our shareholders during 2012 by repurchasing over 16 million shares.  These repurchased shares, along with our very profitable growth, resulted in a 25% increase in adjusted earnings per share to $4.75, representing four consecutive years of 20% or greater earnings per share growth.”

Mr. Henslee continued, “We are confident the fundamental drivers for demand in our industry remain intact and based on this continued demand, our guidance for 2013 comparable store sales is an increase in the range of 3% to 5%.  We face our most difficult quarterly comparable store sales comparisons in 2013 during our first quarter, which was an increase of 7.4% in 2012 and includes approximately 130 bps from the impact of Leap Day in 2012, and as an additional headwind, Easter will fall in the first quarter this year versus the second quarter in 2012.  We have seen continued solid performance through the first several weeks of 2013; however, the comparisons get progressively more difficult as we move through the quarter.  Therefore, with consideration to the approximate 150 bp headwind we have due to the Leap Day and Easter, we are guiding comparable stores sales in the range of flat to positive 2% for the first quarter of 2013 with the remainder of the year’s comparable store sales expectations anticipated to be much stronger, to arrive at our full-year guidance of 3% to 5%.  During 2013, we will continue our unyielding focus on profitable growth and on providing unsurpassed customer service and we look forward to another profitable year.  I would again like to thank all of our hard working Team Members for your commitment to our success, your efforts continue to drive our strong performance.”

Share Repurchase Program

As previously announced,  on November 12, 2012, the Company’s Board of Directors approved a resolution to increase the authorization under the Company’s share repurchase program by an additional $500 million, raising the cumulative authorization under the share repurchase program to $3.0 billion.  During the fourth quarter ended December  31, 2012, the Company repurchased 3.6 million shares of its common stock at an average price per share of $87.71 for a total investment of $312 million.  During the year ended December 31, 2012, the Company repurchased 16.2 million shares of its common stock at an average price per share of $89.20  for a total investment of $1.45  billion.  Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 1.9 million shares of its common stock at an average price per share of $89.84 for a total investment of $170 million.  The Company has repurchased a total of 34.0 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 through the date of this release, at an average price of $76.28, for a total aggregate investment of $2.6 billion.  As of the date of this release, the Company had approximately $409 million remaining under its share repurchase program.

4th Quarter and Full-Year Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.  Comparable store sales increased 4.2% for the fourth quarter ended December  31, 2012, versus 3.3% for the same period one year ago.  Comparable store sales increased 3.8%  for the year ended December 31, 2012, versus 4.6% for the same period one year ago.

1st Quarter and Full-Year 2013 Guidance

The table below outlines the Company’s guidance for selected first quarter and full-year 2013 financial data:

	For the Three Months Ending	For the Year Ending
	March 31, 2013	December 31, 2013
New store openings		190
Comparable store sales	0% to 2%	3% to 5%
Total revenue		$6.6 billion to $6.7 billion
Gross profit margin		49.9% to 50.3%
Operating margin		15.8% to 16.2%
Diluted earnings per share (1)	$1.30 to $1.34	$5.57 to $5.67
Capital expenditures		$385 million to $415 million
Free cash flow (2)		$450 million to $500 million
(1) Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2) Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted operating income, adjusted net income, adjusted diluted earnings per common share, free cash flow, and rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”).  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of financial results and estimates excluding the impact of the former CSK officer clawback, the non-cash charge to write off the balance of debt issuance costs, the charge related to the termination of interest rate swap agreements, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow, provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the tables accompanying this release.

Earnings Conference Call Information

The Company will host a conference call on Thursday, February 7, 2013, at 10:00 a.m. central time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room”.  Interested analysts are invited to join the call.  The dial-in number for the call is (706) 679-5789; the conference call identification number is 84591707.  A replay of the call will be available on the Company’s website following the conference call.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Founded in 1957 by the O’Reilly family, the Company operated 4,000 stores in 42 states as of January 19, 2013.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, our increased debt levels, credit ratings on our public debt, our ability to hire and retain qualified employees, risks associated with the performance of acquired businesses, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2011, for additional factors that could materially affect our financial performance.  Forward-looking statements speak only as of the date they were made and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:                                                                                    Investor & Media Contact                                                                                                                                                      Mark Merz (417) 829-5878

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2012	December 31, 2011
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$248,128	$361,552
Accounts receivable, net	122,989	135,149
Amounts receivable from vendors	58,185	68,604
Inventory	2,276,331	1,985,748
Other current assets	27,315	56,557
Total current assets	2,732,948	2,607,610

Property and equipment, at cost	3,269,570	3,026,996
Less: accumulated depreciation and amortization	1,057,980	933,229
Net property and equipment	2,211,590	2,093,767

Notes receivable, less current portion	5,347	10,889
Goodwill	758,410	743,907
Other assets, net	40,892	44,328
Total assets	$5,749,187	$5,500,501

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,929,112	$1,279,294
Self-insurance reserves	54,190	53,155
Accrued payroll	60,120	52,465
Accrued benefits and withholdings	42,417	41,512
Deferred income taxes	19,472	1,990
Income taxes payable	5,932	-
Other current liabilities	161,400	150,932
Current portion of long-term debt	222	662
Total current liabilities	2,272,865	1,580,010

Long-term debt, less current portion	1,095,734	796,912
Deferred income taxes	79,544	88,864
Other liabilities	192,737	189,864

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
112,963,413 as of December 31, 2012, and
127,179,792 as of December 31, 2011	1,130	1,272
Additional paid-in capital	1,083,910	1,110,105
Retained earnings	1,023,267	1,733,474
Total shareholders’ equity	2,108,307	2,844,851

Total liabilities and shareholders’ equity	$5,749,187	$5,500,501

Note:  The balance sheet at December 31, 2011, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$1,488,385	$1,391,307	$6,182,184	$5,788,816
Cost of goods sold, including warehouse and distribution expenses	738,001	696,610	3,084,766	2,951,467
Gross profit	750,384	694,697	3,097,418	2,837,349

Selling, general and administrative expenses	527,413	490,584	2,120,025	1,973,381
Former CSK officer clawback	-	(2,798)	-	(2,798)
Operating income	222,971	206,911	977,393	866,766

Other income (expense):
Interest expense	(11,478)	(9,459)	(40,200)	(28,165)
Interest income	591	625	2,441	2,245
Write-off of asset-based revolving credit facility debt issuance costs	-	-	-	(21,626)
Termination of interest rate swap agreements	-	-	-	(4,237)
Other, net	593	(489)	1,887	790
Total other expense	(10,294)	(9,323)	(35,872)	(50,993)

Income before income taxes	212,677	197,588	941,521	815,773

Provision for income taxes	79,875	74,600	355,775	308,100
Net income	$132,802	$122,988	$585,746	$507,673

Earnings per share-basic:
Earnings per share	$1.16	$0.96	$4.83	$3.77
Weighted-average common shares outstanding – basic	114,439	128,087	121,182	134,667

Earnings per share-assuming dilution:
Earnings per share	$1.14	$0.94	$4.75	$3.71
Weighted-average common shares outstanding – assuming dilution	116,308	130,405	123,314	136,983

Note:  The income statement for the year ended December 31, 2011, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2012	2011
	(Unaudited)	(Note)
Operating activities:
Net income	$585,746	$507,673
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	177,106	165,880
Amortization of debt premium, discount and issuance costs	1,788	1,797
Write-off of asset-based revolving credit facility debt issuance costs	-	21,626
Excess tax benefit from stock options exercised	(38,631)	(22,985)
Deferred income taxes	8,162	54,120
Share-based compensation programs	22,026	20,579
Other	7,464	8,292
Changes in operating assets and liabilities:
Accounts receivable	4,404	(21,219)
Inventory	(276,904)	37,740
Accounts payable	645,706	383,632
Income taxes payable	71,346	(8,625)
Other	43,342	(29,519)
Net cash provided by operating activities	1,251,555	1,118,991

Investing activities:
Purchases of property and equipment	(300,719)	(328,319)
Proceeds from sale of property and equipment	3,044	2,715
Payments received on notes receivable	4,157	5,435
Other	(23,889)	516
Net cash used in investing activities	(317,407)	(319,653)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	-	42,400
Payments on asset-based revolving credit facility	-	(398,400)
Proceeds from the issuance of long-term debt	298,881	795,963
Payment of debt issuance costs	(2,376)	(9,942)
Principal payments on debt and capital leases	(935)	(1,443)
Repurchases of common stock	(1,445,287)	(976,632)
Excess tax benefit from stock options exercised	38,631	22,985
Net proceeds from issuance of common stock	63,514	57,562
Net cash used in financing activities	(1,047,572)	(467,507)

Net increase (decrease) in cash and cash equivalents	(113,424)	331,831
Cash and cash equivalents at beginning of year	361,552	29,721
Cash and cash equivalents at end of year	$248,128	$361,552

Supplemental disclosures of cash flow information:
Income taxes paid	$274,637	$252,769
Interest paid, net of capitalized interest	34,655	13,350

Note: The cash flow statement for the year ended December 31, 2011, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	For the Year Ended
	December 31,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2012	2011
GAAP debt	$1,095,956	$797,574
Add: Letters of credit	57,281	59,917
Discount on senior notes	4,366	3,683
Rent times six	1,445,214	1,385,382
Non-GAAP adjusted debt	$2,602,817	$2,246,556

GAAP net income	$585,746	$507,673
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	-	13,458
Termination of interest rate swap agreements, net of tax	-	2,637
Former CSK officer clawback, net of tax	-	(1,741)
Non-GAAP adjusted net income	585,746	522,027
Add: Interest expense	40,200	28,165
Taxes, net of impact of former CSK officer clawback, debt issuance costs write-off and swap agreements termination	355,775	316,811
Adjusted EBIT	981,721	867,003

Add: Depreciation and amortization	177,106	165,880
Rent expense	240,869	230,897
Share-based compensation expense	22,026	20,579
Adjusted EBITDAR	$1,421,722	$1,284,359

Adjusted debt to adjusted EBITDAR	1.83	1.75

	December 31,
	2012	2011
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.5
Inventory turnover, net of payables (2)	7.4	3.4
Average inventory per store (in thousands) (3)	$573	$531
Accounts payable to inventory (4)	84.7%	64.4%
Debt-to-capital (5)	34.2%	21.9%
Return on equity (6)	23.8%	17.4%
Return on assets (7)	10.2%	9.7%

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Selected Financial Information (in thousands):
Capital expenditures	$83,378	$85,008	$300,719	$328,319
Free cash flow (8)	$135,051	$193,834	$950,836	$790,672
Depreciation and amortization	$44,610	$43,139	$177,106	$165,880
Interest expense	$11,478	$9,459	$40,200	$28,165
Lease and rental expense	$61,305	$58,743	$240,869	$230,897

Store and Team Member Information:
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Beginning store count	3,896	3,707	3,740	3,570
New stores opened	24	34	185	183
Stores acquired	56	-	56	-
Stores closed	-	(1)	(5)	(13)
Ending store count	3,976	3,740	3,976	3,740

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Total employment	53,063	49,324
Square footage (in thousands)	28,628	26,530
Sales per weighted-average square foot (9)	$52.91	$52.04	$223.55	$220.69
Sales per weighted-average store (in thousands) (10)	$377	$369	$1,590	$1,566

(1)

Calculated as cost of goods sold for the last 12 months divided by average inventory.  Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)

Calculated as cost of goods sold for the last 12 months divided by average net inventory.  Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)	Calculated as the sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders' equity.
(6)

Calculated as the last 12 months adjusted net income, adjusted to exclude the impact of the previously disclosed charges to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax), termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax), and benefit related to the former CSK officer clawback in the amount of $3 million ($2 million, net of tax), divided by average total shareholders' equity.  Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(7)

Calculated as the last 12 months adjusted net income, adjusted for the items discussed in footnote (6), divided by average total assets.  Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.

(8)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(9)	Calculated as sales less jobber sales, divided by weighted-average square foot. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.
(10)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(Unaudited)

	For the Three Months Ended December 31,				For the Year Ended December 31,
(In thousands, except per share data)	2012		2011		2012		2011
GAAP operating income	$222,971	15.0%	$206,911	14.9%	$977,393	15.8%	$866,766	15.0%
Former CSK officer clawback	-	-%	(2,798)	(0.2)%	-	-%	(2,798)	(0.1)%
Non-GAAP adjusted operating income	$222,971	15.0%	$204,113	14.7%	$977,393	15.8%	$863,968	14.9%

GAAP net income	$132,802	8.9%	$122,988	8.8%	$585,746	9.5%	$507,673	8.8%
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	-	-%	-	-%	-	-%	13,458	0.2%
Termination of interest rate swap agreements, net of tax	-	-%	-	-%	-	-%	2,637	-%
Former CSK officer clawback, net of tax	-	-%	(1,741)	(0.1)%	-	-%	(1,741)	-%
Non-GAAP adjusted net income	$132,802	8.9%	$121,247	8.7%	$585,746	9.5%	$522,027	9.0%

GAAP diluted earnings per share	$1.14		$0.94		$4.75		$3.71
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	-		-		-		0.09
Termination of interest rate swap agreements, net of tax	-		-		-		0.02
Former CSK officer clawback, net of tax	-		(0.01)		-		(0.01)
Non-GAAP adjusted diluted earnings per share	$1.14		$0.93		$4.75		$3.81

Weighted-average common shares outstanding – assuming dilution	116,308		130,405		123,314		136,983